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                                  Exhibit 3.1

                                 COMPOSITE FORM
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           BIOCHEM INTERNATIONAL INC.
                       (as amended through March 2, 1998)


  FIRST.  The name of the corporation shall be BIOCHEM INTERNATIONAL INC.

  SECOND. Its registered office in the State of Delaware is to be located at 1300 Market Street in the City of Wilmington, County of New Castle. The registered agent in charge thereof is The Company Corporation at 1300 Market Street, City of Wilmington.

  THIRD. The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

  "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general Corporation Law of Delaware."

  FOURTH. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 25,000,000, of which 24,000,000 shall be shares of common stock of the par value of $.02 per share (the "Common Stock") and 1,000,000 shall be preferred stock of the par value of $1.00 per share (the "Preferred Stock").

  Upon the consummation of the merger of DS Medical Products Co. with and into this Corporation, all of the 9,985,000 previously authorized, issued and outstanding shares of the Common Stock theretofore owned by DS Medical Products Co. will be returned to the status of authorized but unissued and thus be available for issuance in connection with the general corporate purposes of the Corporation, and following such merger the number of shares of the Common Stock that the Corporation will be authorized to issue will be 24,000,000.

  The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock and the Preferred Stock are as follows:

  Part 1.  Common Stock Provisions

       (a) Dividend rights. Subject to provisions of law and the preferences of the Preferred Stock and of any other stock ranking prior to the Common Stock as to dividends, the holders of the Common Stock shall be entitled to receive dividends at such
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time and in such amounts as may be determined by the board of directors.

   (b) Voting Rights. Except as provided by law and in this Certificate of Incorporation, the holders of the Common Stock shall have one vote for each share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise provided by law, by this Certificate of Incorporation or by resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have sole voting power.

   (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any stock ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of the Common Stock and the holders of any other stock ranking on a parity with the Common Stock in the distribution of assets upon liquidation shall be entitled to share in the remaining assets of the Corporation according to their respective interests.

 Part 2.  Preferred Stock Provisions

   (a) Authority of the Board of Directors to issue in series. The Preferred Stock may be issued from time to time in one or more series. All shares of any one series of Preferred Stock shall be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates shall cumulate, if cumulative. Authority is hereby expressly granted to the board of directors to authorize the issue of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the number of shares in such series and the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by law, subject to any other provision of this Certificate of Incorporation.

  FIFTH.  The name and mailing address of the incorporator is as follows:

NAME:                   ADDRESS:
Patricia McLaughlin     1300 Market St., Wilmington, DE 19801

  SIXTH. The powers of the incorporator are to terminate upon filing of the certificate of incorporation, and the name(s) and mailing address(es) of persons who are to serve as director(s) until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:
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  Name and address of director(s)

  G.J. Ruhr     R 2 Box 714, Warsaw, Indiana 46580
  R.A. Macur    5205 N. 107th Street, Milwaukee, Wisconsin 53225

  SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

  With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

  The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book of document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

  The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

  It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

  I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true, and I have accordingly hereunto set my hand.

DATED AT:  4/17/76

State of Delaware
County of New Castle

                                            /Patricia McLaughlin/
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                                            SS